Exhibit 99

Eaton Communications Eaton Center Cleveland, OH 44122

Date	January 17, 2024

Eaton appoints board member, Olivier Leonetti, executive vice president and chief financial officer; Expects strong fourth quarter and full-year 2023 results

DUBLIN – Intelligent power management company Eaton (NYSE: ETN) announced today that Olivier Leonetti has been named executive vice president and chief financial officer, effective February 5, 2024. He succeeds Thomas B. Okray, who is leaving the company for personal reasons.

“On behalf of the company and our Board of Directors, I want to thank Tom for his service and wish him and his family all the best for the future,” said Craig Arnold, chairman and chief executive officer, Eaton.

Commenting on the company’s recent performance, Arnold said, “We remain well-positioned to deliver on our commitments and, as we have throughout the last year, we expect to report strong results for the fourth quarter and for the full year 2023 during our next earnings conference call.”

In sharing his plans, Okray said, “My years at Eaton have been some of the most enjoyable and rewarding of my career. However, last year, my personal situation changed, and I now need to be based with my family in Arizona. Olivier and I will work together in the next few weeks to make sure the transition is seamless. I have tremendous confidence in Eaton’s future and am looking forward to participating in the upcoming earnings call.”

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Leonetti joins Eaton from Johnson Controls, where he served as executive vice president and chief financial officer. Before joining Johnson Controls in 2020, he served as chief financial officer of Zebra Technologies Corporation and Western Digital Corporation and held senior finance leadership roles at Global Commercial Organization, Amgen, Inc., and Dell, Inc. He also serves on the board of All-In Milwaukee and has been a member of Eaton’s board of directors since 2019, a role he will step down from.

Leonetti is a Certified Accountant. He holds a master’s degree in internal audit from the Graduate School of Management, Marseille, France; an MBA from Ecole Supérieure des Affaires, Grenoble, France; and a master’s degree in economics and accountancy from the University of Aix-Marseille, France.

“As a member of Eaton’s board for almost five years, Olivier has contributed valuable insights and perspectives on the company’s strategic direction and growth opportunities,” said Arnold. “We are grateful for his service on the board and look forward to working with him in this new capacity as the head of our Finance team.”

In commenting on his new role, Leonetti said, “I am very excited to join Eaton’s leadership team at such an exciting time in the company’s history. I look forward to this new adventure and to working closely with Craig, the board, and the talented leadership and Finance teams to create value for our customers, shareholders, employees, and communities.”

This news release contains forward-looking statements concerning the fourth quarter and full year 2023 results. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic such as COVID-19; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

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Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $20.8 billion in 2022 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558
yanjin@eaton.com

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